Exhibit 2

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) of the Securities Exchange Act of 1934, as amended, the following persons are deemed participants (the “Participants”) in the solicitation (the “Solicitation”) of proxies with respect to the 2011 annual meeting of stockholders of the ChinaCast Education Corporation (the “Issuer”): (i) Ned L. Sherwood, a United States citizen, (ii) ZS EDU L.P., a Delaware limited partnership, (iii) ZS EDU GP LLC, a Delaware limited liability company and (iv) Robert Horne, a United States citizen. In addition, any individuals nominated by the Participants to be elected to the board of directors of the Company (the “Nominees”), will be deemed Participants.

As of the date of this filing, (i) Ned L. Sherwood is the beneficial owner of 3,360,629 shares of common stock, par value $0.0001 per share, of the Issuer (the “Common Stock”), representing approximately 6.9% of the Issuer’s outstanding shares (based on 48,786,949 shares of Common Stock outstanding as of November 1, 2011, as reported in the Issuer’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2011), (ii) ZS EDU L.P. is the beneficial owner of 2,625,488 shares of Common Stock, representing approximately 5.4% of the Issuer’s outstanding shares, (iii) ZS EDU GP LLC is the beneficial owner of 2,625,488 shares of Common Stock, representing approximately 5.4% of the Issuer’s outstanding shares and (iv) Robert Horne is the beneficial owner of 2,675,488 shares of Common Stock, representing approximately 5.5% of the Issuer’s outstanding shares. The information set forth in the Schedule 13D filed by the Participants with the SEC on March 24, 2011, as amended on May 12, 2011, November 22, 2011 and December 9, 2011, is incorporated herein by reference.

The Participants believe that each of the Nominees, if elected, will be entitled to receive compensation customarily paid by the Issuer to its directors. The Issuer’s Proxy Statement on Schedule 14A filed with the SEC on November 15, 2011 describes this compensation. The Participants expect that the Nominees, if elected, will be indemnified for service as directors of the Issuer to the same extent indemnification is provided to the current directors of the Issuer and that such Nominees will be covered by the Issuer’s director and officer liability insurance.